Earnings Call February 2, 2022 Supplemental information 2021 Fourth Quarter

Encompass Health 2 The information contained in this presentation includes certain estimates, projections and other forward-looking information that reflect Encompass Health’s current outlook, views and plans with respect to future events, including the timing and effects, such as the tax-free treatment and the incremental costs, of the spin-off and rebranding of the home health and hospice business and its impact on the business model, outlook and guidance, the COVID-19 pandemic and its effects, legislative and regulatory developments, strategy, capital expenditures, acquisition and other development activities, cyber security, dividend strategies, repurchases of securities, effective tax rates, financial performance, financial assumptions, business model, balance sheet and cash flow plans, market share, development of new information tools and models, and shareholder value-enhancing transactions. These estimates, projections and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. Inevitably, there will be differences between such estimates and actual events or results, and those differences may be material. There can be no assurance any estimates, projections or forward-looking information will be realized. All such estimates, projections and forward-looking information speak only as of the date hereof. Encompass Health undertakes no duty to publicly update or revise the information contained herein. You are cautioned not to place undue reliance on the estimates, projections and other forward-looking information in this presentation as they are based on current expectations and general assumptions and are subject to various risks, uncertainties and other factors, including those set forth in the earnings release attached as Exhibit 99.1 to the Company’s Form 8-K dated February 1, 2022 (the “Q4 Earnings Release Form 8-K”), the Form 10-K for the year ended December 31, 2021, when filed, the Form 10-K for the year ended December 31, 2020, the Form 10-Q for the quarter ended September 30, 2021, and in other documents Encompass Health previously filed with the SEC, many of which are beyond Encompass Health’s control, that may cause actual events or results to differ materially from the views, beliefs and estimates expressed herein. Note regarding presentation of non-GAAP financial measures The following presentation includes certain “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, including Adjusted EBITDA, leverage ratios, adjusted earnings per share, and adjusted free cash flow. Schedules are attached that reconcile the non-GAAP financial measures included in the following presentation to the most directly comparable financial measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States. The Q4 Earnings Release Form 8-K, to which the following presentation is attached as Exhibit 99.2, provides further explanation and disclosure regarding Encompass Health’s use of non-GAAP financial measures and should be read in conjunction with this supplemental information. Forward-looking statements

Encompass Health 3 2021 Year in review ............................................................................................................................................................................. 4 Spin-off of Enhabit Home Health & Hospice ................................................................................................................................... 5-7 Key takeaways ....................................................................................................................................................................................... 8 Q4 2021 Summary ................................................................................................................................................................................. 9 Inpatient rehabilitation segment ...................................................................................................................................................... 10-12 Home health & hospice segment ....................................................................................................................................................... 13-17 Consolidated Adjusted EBITDA .......................................................................................................................................................... 18 Earnings per share ................................................................................................................................................................................ 19-20 Adjusted free cash flow ....................................................................................................................................................................... 21 2021 Guidance trend ........................................................................................................................................................................... 22 Guidance and considerations for 2022 ............................................................................................................................................ 23-24 2022-2026 Growth targets ................................................................................................................................................................. 25 Adjusted free cash flow assumptions ............................................................................................................................................... 26 Uses of free cash flow .......................................................................................................................................................................... 27 Appendix Map of locations ..................................................................................................................................................................................... 29 Expansion activity ................................................................................................................................................................................. 30 Clinical collaboration ........................................................................................................................................................................... 31 Pre-payment claims denials - inpatient rehabilitation segment ............................................................................................... 32 Debt maturity profile and schedule ................................................................................................................................................. 33-34 New-store/same-store growth ........................................................................................................................................................... 35-37 Payment sources (percent of revenues) ......................................................................................................................................... 38 Inpatient rehabilitation operational metrics ................................................................................................................................. 39 Home health & hospice operational metrics .................................................................................................................................. 40 Share information ................................................................................................................................................................................. 41 Segment operating results .................................................................................................................................................................. 42-43 Reconciliations to GAAP ...................................................................................................................................................................... 44-52 End notes ................................................................................................................................................................................................ 53-54 Table of contents

2021 Year in review

- **Strong financial performance for 2021 in spite of challenges related to Alpha, Delta, and Omicron variants**
  - Consolidated revenue growth of 10.3%
    - ✓ Inpatient rehabilitation revenue increased 12.6%.
    - ✓ Home health and hospice revenue increased 2.6%.
  - Consolidated Adjusted EBITDA growth of 19.5%
    - ✓ Inpatient rehabilitation Adjusted EBITDA increased 16.3%.
    - ✓ Home health and hospice Adjusted EBITDA increased 29.5%.
- **Continued growth for both segments**
  - Inpatient rehabilitation hospital total licensed bed growth for 2021 of 4.4%
    - ✓ Opened 8 de novo IRFs (350 beds) and added 117 licensed beds to existing hospitals
    - ✓ Anticipate opening 10 de novo IRFs (~446 beds) and adding ~100 beds to existing hospitals in 2022
  - Home health and hospice invested $102 million in acquisitions and opened 3 de novo locations.
    - ✓ Acquired Frontier Home Health & Hospice, Hospice of Bozeman Health, and Baptist Health South Florida
    - ✓ De novo hospice openings in Las Cruces, NM; Abilene, TX; and Tyler, TX
    - ✓ Anticipate 10 de novo openings in 2022
- **Both business segments well-positioned for sustained future growth**
  - Strong demographic tailwinds
  - Multi-faceted growth strategies
  - Pending spin-off of Enhabit Home Health & Hospice (see page 5)

Encompass Health 4

Encompass Health 5 Spin-off of Enhabit Home Health & Hospice u Encompass Health plans to spin off its home health and hospice business into an independent publicly traded company Ÿ The spin-off is expected to be tax free to EHC shareholders. (A Private Letter Ruling request has been filed with the IRS.) Ÿ The spin-off is expected to be completed by the end of Q2 2022 and will be preceded with a public filing of a Form 10 with the SEC. u The home health and hospice business will be rebranded as Enhabit Home Health & Hospice Ÿ The rebranding of branches will begin in mid-April and is expected to be largely completed by the effective date of the spin-off. Ÿ Certain administrative services will be provided by Encompass Health to Enhabit Home Health & Hospice for up to one year following the spin-off under a transition services agreement. u Financial considerations for the spin-off transaction Ÿ The company anticipates leverage (Debt to Adjusted EBITDA) at the effective date of approximately 3.0-3.25x at Enhabit Home Health & Hospice and 3.25-3.5x at Encompass Health Corporation. Ÿ Establishing Enhabit Home Health & Hospice as a stand-alone entity will result in an estimated $26-$28 million of incremental annualized G&A costs, and an estimated $5-$10 million* reduction in annualized G&A expenses for Encompass Health. Ÿ Rebranding expenses for Enhabit Home Health & Hospice are expected to be $10-$13 million in operating expenses and $3-$5 million in capital expenditures. These expenses are expected to be incurred in 2022. *Position within this range is dependent, among other things, on the scope and duration of a transition services agreement.

Encompass Health 6 Home health & hospice rebranding The future of home-based healthcare is here Committed to delivering a better way to care for our patients and their loved ones One of Modern Healthcare’s Best Places to Work Industry leader in advanced technologies and predictive analytics Learn more about Enhabit at www.ehab.com

Encompass Health 7 Enhabit Home Health & Hospice Home Health Overview ~200,600 2021 Home Health Total Admissions 251 Home Health Locations 34 States 4th Largest Provider of Medicare-Certified Skilled Home Health Services Hospice Overview ~13,100 2021 Hospice Admissions 96 Hospice Locations 22 States Home Health & Hospice Overview ~10,900 Employees ~$1.1 Billion in revenue 347 locations Portfolio as of 12/31/21 Home Health Locations Hospice Locations

Encompass Health 8 Q4 2021 Key takeaways u Balance sheet - see debt schedule and maturity profile on pages 33-34 Ÿ Net leverage ratio of 3.1x at quarter end u Shareholder and other distributions Ÿ Paid quarterly cash dividend of $0.28 per share in October 2021 Ÿ Declared a $0.28 per share quarterly cash dividend in October 2021 (paid in January 2022) u Solid consolidated financial performance in Q4 in spite of Delta and Omicron surges Ÿ Consolidated revenue growth of 8.6% Ÿ Consolidated Adjusted EBITDA growth of 5.3% u Strong revenue and Adjusted EBITDA growth in IRF segment Ÿ Revenue growth of 11.7% driven by 9.6% discharge growth (6.0% same store) Ÿ Adjusted EBITDA growth of 8.4% (margin impacted by elevated staffing costs) Ÿ Average daily census increased 8.7% to a new high of 7,100. u Total admissions growth of 4.7% in home health Ÿ Continued growth of non-episodic admissions Ÿ Cost of services increased primarily due to industry-wide staffing challenges. Ÿ Continued positive trends in nursing hires and admissions from new referral sources

Encompass Health 9 Q4 2021 Summary Q4 Full Year ($ in millions) 2021 2020%  2021 2020%  Encompass Health Consolidated Net operating revenues $ 1,318.7 $ 1,214.4 8.6% $ 5,121.6 $ 4,644.4 10.3 % Adjusted EBITDA $ 252.7 $ 239.9 5.3% $ 1,028.0 $ 860.3 19.5 % Adjusted EPS $ 0.97 $ 0.93 4.3% $ 4.23 $ 2.89 46.4 % Adjusted free cash flow* $ 61.7 $ 213.0 (71.0) % $ 498.8 $ 579.9 (14.0) % Inpatient Rehabilitation Segment Net operating revenues $ 1,042.6 $ 933.1 11.7% $ 4,015.0 $ 3,566.2 12.6 % Adjusted EBITDA $ 236.3 $ 218.0 8.4% $ 956.8 $ 823.0 16.3 % Home Health and Hospice Segment Net operating revenues $ 276.1 $ 281.3 (1.8) % $ 1,106.6 $ 1,078.2 2.6 % Adjusted EBITDA $ 52.6 $ 55.5 (5.2) % $ 211.5 $ 163.3 29.5% *Refer to page 21 for a discussion of year-to-year change. Reconciliations to GAAP provided on pages 44-52

Encompass Health 10 Inpatient rehabilitation segment Q4 Revenue growth of 11.7% u Inpatient revenue growth resulted from increased volumes and pricing. Ÿ Total discharge growth of 9.6%, inclusive of same-store growth of 6.0% Ÿ Growth in net patient revenue per discharge of 1.2% primarily resulted from an increase in reimbursement rates partially offset by payor mix (faster growth in Managed Care and Medicare Advantage). u The increase in outpatient and other revenue included an increase of $9.7 million in provider tax revenues ($18.7 million in Q4 2021 vs. $9.0 million in Q4 2020). Q4 Adjusted EBITDA increased 8.4% u Adjusted EBITDA growth primarily resulted from revenue growth. u Elevated staffing costs: Ÿ Higher agency staffing to meet increased patient volumes plus sign-on and shift bonuses Ÿ Average staffing cost per FTE increased 6.4%. u Operating leverage drove a 90 bp decrease in hospital operating expenses as a percent of revenue. See operating metrics on page 39. Reconciliations to GAAP provided on pages 44-52

Encompass Health 11 Inpatient rehabilitation segment - revenue Q4 Q4 Favorable/ ($ in millions) 2021 2020 (Unfavorable) Net operating revenues: Inpatient $ 1,015.2 $ 914.9 11.0% Outpatient and other 27.4 18.2 50.5% Total segment revenue $ 1,042.6 $ 933.1 11.7% (Actual Amounts) Discharges 50,977 46,503 9.6% Same-store discharge growth 6.0% Net patient revenue per discharge $ 19,915 $ 19,674 1.2% Revenue reserves related to bad debt as a percent of revenue 2.3% 2.2% 10 basis points Revenue reserves related to bad debt as a percent of revenue increased 10 bps to 2.3%, primarily due to the impact of the payor mix shift to Managed Care and Medicare Advantage, which have a slower claims processing time compared to Medicare. Ÿ Revenue reserves in Q4 2021 include $2.5M associated with a CMS settlement of a limited pool of previously denied claims. Ÿ Revenue reserves in Q4 2020 included $4.5M related to an update of our reserves for previously denied claims.

Encompass Health 12 Inpatient rehabilitation segment - Adjusted EBITDA Q4 % of Revenue Q4 % of Revenue($ in millions) 2021 2020 Net operating revenues $ 1,042.6 $ 933.1 Operating expenses: Salaries and benefits (572.4) 54.9% (495.1) 53.1 % Other operating expenses(a) (151.1) 14.5% (140.2) 15.0 % Supplies (48.1) 4.6% (44.1) 4.7 % Occupancy costs (14.5) 1.4% (15.4) 1.7 % Hospital operating expenses (213.7) 20.5% (199.7) 21.4 % Other income(b) 2.4 4.1 Equity in nonconsolidated affiliates 1.0 0.9 Noncontrolling interests (23.6) (25.3) Segment Adjusted EBITDA $ 236.3 $ 218.0 Percent change 8.4 % In arriving at Adjusted EBITDA, the following were excluded: (a) Loss on disposal or impairment of assets $ 2.9 $ 1.0 (b) Change in fair market value of equity securities $ (0.3) $ (0.1) Reconciliations to GAAP provided on pages 44-52 Other operating expenses included an increase of $4.7 million in provider tax expense ($13.9 million in Q4 2021 vs. $9.2 million in Q4 2020).

Home health and hospice segment

Home health total admissions increased 4.7%; same store growth of 2.4%

- Home health total admissions increased 4.7% in Q4; increased 3.3% in 2021.
  - Non-episodic admissions increased 67.6% in Q4; increased 28.1% in 2021.
  - Episodic admissions declined 7.2% in Q4.
    - ✓ Approximately 50% of the decline related to the conversion of admissions to non-episodic under a large managed care contract initiated in February 2021.
  - Lost a minimum of ~1,700 home health admissions in Q4 as a result of staffing constraints.

Hospice admissions decreased 3.7%

- Hospice admissions decreased 3.7% in Q4; increased 1.8% in 2021.
  - Same store hospice admissions decreased 14.5%.
  - Staffing constraints impacted admissions at larger branches with historically higher ADCs.

Segment revenue decreased 1.8%

- Home health revenue decreased primarily from a reduction in episodic admissions, partially offset by the continued growth in non-episodic admissions and increased reimbursement rates.
- Home health revenue per episode increased 4.4% primarily due to an increase in reimbursement rates, the mix between early and late payment periods, the mix of patients coming from institutional settings and a decrease in LUPAs.
- Non-episodic rate per visit increased 1.6% primarily due to an increase in reimbursement rates.
- Hospice revenue per patient day increased 1.9% primarily due to an increase in reimbursement rates.

Encompass Health
See operating metrics on page 40.
13

Home health and hospice segment (continued)

Adjusted EBITDA decreased 5.2%

- Adjusted EBITDA decreased primarily due to the higher costs of services related to industry-wide staffing challenges.
- Home health cost per visit increased ~9% primarily due to lower clinical productivity, market rate increases for nurses, increased costs associated with mileage reimbursement and increased use of agency staffing.
  - Lower clinical productivity primarily resulted from staff in quarantine and lower productivity assocated with new hires.
  - Costs associated with mileage reimbursement increased due to staff covering larger geographic areas and increased gas prices.

Demand for home healthcare continues to rise

- We continue to experience year-over-year growth in patient referrals.
  - Total home health patient referrals grew 11.6% in 2021 vs. 2020.
  - Added ~3,300 new referral sources in Q4 2021

Encompass Health
See operating metrics on page 40.
14

Encompass Health 15 Home health and hospice segment (continued) Recruiting, retention, and labor trends u While we have continued to see staffing limitations across homecare, we are making great progress hiring nurses. Ÿ Increased nursing staff by 133 full-time employees in Q4 2021, 70 more than in Q4 2020 Ÿ Increased nursing staff by 327 full-time employees in 2021, as compared to a decrease of 2 nursing staff in 2020 Ÿ Productivity should improve as quarantines subside and new hires onboard and become acclimated in 2022. u Employee engagement remains positive; continued to score above healthcare benchmarks in most recent survey u Investing in resources to focus on retention; hired Chief Human Resources Officer and VP of Talent Acquisition u Longer term adjustments: Ÿ Increased our hiring incentives through salary market adjustments, more flexible work schedules and sign-on bonuses See operating metrics on page 40.

Encompass Health 16 Home health and hospice segment - revenue Q3 Q3 Favorable/ ($millions) 2021 2020 (Unfavorable) Net operating revenues: Home health revenue $ 219.9 $ 224.8 (2.2) % Hospice revenue 50.6 48.0 5.4 % Total segment revenue $ 270.5 $ 272.8 (0.8) % Home Health Metrics (Actual Amounts) Episodic admissions 40,215 42,476 (5.3) % Same-store episodic admissions growth (5.4) % Episodes 66,435 68,652 (3.2) % Same-store episode growth (3.4) % Revenue per episode $ 2,923 $ 2,909 0.5 % Q4 Q4 Favorable/ ($ in millions) 2021 2020 (Unfavorable) Net operating revenues: Home health revenue $ 224.0 $ 227.7 (1.6) % Hospice revenue 52.1 53.6 (2.8) % Total segment revenue $ 276.1 $ 281.3 (1.8) % Home Health Starts of care: Total admissions 50,817 48,533 4.7 % Same-store total admissions growth 2.4 % Total recertifications 32,621 33,497 (2.6) % Total starts of care 83,438 82,030 1.7 % Episodic admissions 37,908 40,830 (7.2) % Same-store episodic admissions growth (9.5) % Episodic recertifications 27,273 30,064 (9.3) % Total episodic starts of care 65,181 70,894 (8.1) % Revenue per episode $ 3,010 $ 2,883 4.4 % Hospice Admissions: Same store 2,861 3,348 (14.5) % New store 362 — 10.8 % Total admissions 3,223 3,348 (3.7) %

Encompass Health 17 Q4 % of Revenue Q4 % of Revenue($ in millions) 2021 2020 Net operating revenues $ 276.1 $ 281.3 Cost of services (124.6) 45.1% (121.9) 43.3 % Support and overhead costs (98.5) 35.7% (103.6) 36.8 % Operating expenses(a) (223.1) 80.8% (225.5) 80.2 % Other income(b) — — Equity in net income of nonconsolidated affiliates 0.1 0.1 Noncontrolling interests (0.5) (0.4) Segment Adjusted EBITDA $ 52.6 $ 55.5 Percent change (5.2) % In arriving at Adjusted EBITDA, the following were excluded: (a) Gain on disposal of assets $ (0.1) $ — (b) Gain on consolidation of former equity method location(1) $ (3.2) $ — Home health and hospice segment - Adjusted EBITDA Reconciliations to GAAP provided on pages 44-52 Refer to pages 53-54 for end notes. Adjusted EBITDA for Q4 2021 benefited from a $6.3 million decline in employee medical insurance costs, in part due to a change in the Company’s medical plan. For 2021, Adjusted EBITDA benefited from a $2.3 million decline in employee medical insurance costs.

Encompass Health 18 Consolidated Adjusted EBITDA ($ in millions) Q4 2021 % of Consolidated Revenue Q4 2020 % of Consolidated Revenue Inpatient rehabilitation segment Adjusted EBITDA $ 236.3 $ 218.0 Home health and hospice segment Adjusted EBITDA 52.6 55.5 General and administrative expenses* (36.2) 2.7% (33.6) 2.8% Consolidated Adjusted EBITDA $ 252.7 $ 239.9 Percentage change 5.3 % Reconciliations to GAAP provided on pages 44-52 Consolidated Adjusted EBITDA for the quarter of $252.7 million u General and administrative expenses decreased as a percent of consolidated revenue due to the increased revenue base year-over-year. * General and administrative expenses in the above table exclude stock compensation of $11.1 million and $4.2 million for Q4 2021 and Q4 2020, respectively, as well as $13.3 million in costs associated with the strategic alternatives review of our home health and hospice business for Q4 2021.

Earnings per share - as reported

($ in millions, except per share data)	Q4 2021	Q4 2020	Year Ended 2021	Year Ended 2020
Adjusted EBITDA	$ 252.7	$ 239.9	$ 1,028.0	$ 860.3
Depreciation and amortization	(65.8)	(62.3)	(256.6)	(243.0)
Interest expense and amortization of debt discounts and fees	(40.1)	(46.2)	(164.6)	(184.2)
Stock-based compensation	(11.1)	(4.2)	(32.8)	(29.5)
Loss on disposal or impairment of assets	(2.8)	(1.0)	(0.4)	(11.6)
	132.9	126.2	573.6	392.0
Items not indicative of ongoing operating performance:				
Loss on early extinguishment of debt[(2)(17)]	—	(2.3)	(1.0)	(2.3)
Costs associated with the strategic alternatives review	(13.3)	—	(22.9)	—
Costs associated with the Frontier acquisition	—	—	(1.3)	—
Gain on consolidation of former equity method location[(1)(3)]	3.2	—	3.2	2.2
Change in fair market value of equity securities	0.3	0.1	0.6	0.4
Government, class action, and related settlements[(4)]	—	—	—	(2.8)
Payroll taxes on SARs exercise[(5)]	—	—	—	(1.5)
Pre-tax income	123.1	124.0	552.2	388.0
Income tax expense	(31.5)	(38.0)	(139.6)	(103.8)
Income from continuing operations*	$ 91.6	$ 86.0	$ 412.6	$ 284.2
Diluted shares (see page 41)	100.2	100.1	100.2	99.8
Diluted earnings per share*	$ 0.91	$ 0.86	$ 4.11	$ 2.85

▶ **The increase in EPS in the fourth quarter of 2021 and the full-year 2021 primarily resulted from increased Adjusted EBITDA.**

* Earnings per share are determined using income from continuing operations attributable to Encompass Health.
Refer to pages 53-54 for end notes.

Encompass Health
19

Encompass Health 20 Adjusted earnings per share(6) * Adjusted EPS may not sum due to rounding. See complete calculations of adjusted earnings per share on pages 49-52. Refer to pages 53-54 for end notes. Q4 Year Ended 2021 2020 2021 2020 Earnings per share, as reported $ 0.91 $ 0.86 $ 4.11 $ 2.85 Adjustments, net of tax: Government, class action, and related settlements(4) — — — 0.02 Costs associated with the strategic alternatives review 0.10 — 0.17 — Costs associated with the Frontier acquisition — — 0.01 — Income tax adjustments (0.01) 0.06 (0.05) 0.01 Loss on early extinguishment of debt(2)(17) — 0.02 0.01 0.02 Gain on consolidation of former equity method location(1)(3) (0.02) — (0.02) (0.02) Payroll taxes on SARs exercise(5) — — — 0.01 Adjusted earnings per share* $ 0.97 $ 0.93 $ 4.23 $ 2.89 u Adjusted earnings per share removes from the GAAP earnings per share calculation the impact of items the Company believes are non-indicative of its ongoing operating performance.

Encompass Health 21 579.9 167.7 (188.4) 20.2 (96.7) 16.1 498.8 Adjusted Free Cash Flow FY 2020 Adjusted EBITDA Working capital and other Cash interest payments Cash tax payments, net of refunds Maintenance capital expenditures Adjusted Free Cash Flow FY 2021 2021 Adjusted free cash flow(7) Reconciliations to GAAP provided on pages 44-52 Refer to pages 53-54 for end notes. u Adjusted free cash flow was lower in 2021 than in 2020 due to increased working capital and cash tax payments. u Increased working capital primarily resulted from the deferral of 2020 payroll taxes based on government relief efforts in 2020 (half of which was paid in Dec. 2021, with the remaining half due in Dec. 2022). u Increased cash tax payments in 2021 due to higher year-over-year book income and tax relief in 2020 associated with the CARES Act ($ in millions)

Encompass Health 22 2021 Full-year guidance trend and actual results *Updated guidance on April 27, 2021, primarily due to extension of sequestration suspension for Q2 - Q4 2021 **Updated guidance on July 27, 2021, primarily to reflect strong YTD operating trends ***Updated guidance on October 27, 2021, primarily to reflect challenges related to the Delta variant Refer to pages 53-54 for end notes. Initial Guidance Updated Guidance* Updated Guidance** Updated Guidance*** 2021 Actuals ($ in millions, except per share data) January 26, 2021 April 27, 2021 July 27, 2021 October 27, 2021 Net Operating Revenue $5,000 to $5,170 $5,060 to $5,230 $5,100 to $5,250 $5,080 to $5,130 $5,122 Adjusted EBITDA (8) $925 to $955 $1,000 to $1,030 $1,050 to $1,070 $1,025 to $1,045 $1,028 Adjusted earnings per share from continuing operations attributable to Encompass Health (6) $3.31 to $3.53 $3.94 to $4.16 $4.32 to $4.47 $4.23 to $4.38 $4.23

Encompass Health 23 2022 Guidance The Company's 2022 guidance assumes the continuation of the current structure of the business for 2022. Refer to pages 53-54 for end notes. 2021 Actuals 2022 Guidance* ($ in millions, except per share data) Net Operating Revenue $5,122 $5,380 to $5,500 Adjusted EBITDA (8) $1,028 $1,015 to $1,065 Adjusted earnings per share from continuing operations attributable to Encompass Health (6) $4.23 $3.83 to $4.19 *Not inclusive of any costs incurred in 2022 related to the preparations for the planned spin-off of Enhabit Home Health & Hospice including rebranding, professional fees, or personnel additions specifically required for an independent public company.

Encompass Health 24 2022 Guidance considerations Inpatient Rehabilitation u Estimated increase of 1.9% in Medicare pricing prior to resumption of sequestration u Revenue reserves related to bad debt of 1.8% to 2.0% of net operating revenues u Salaries and benefits per FTE (inclusive of agency staffing costs, sign-on and shift bonuses) increase of 3% to 4% u Pre-opening and new-store ramp-up costs of $10 million to $13 million Home Health and Hospice u Estimated increase of 3.4% in Medicare pricing for home health prior to resumption of sequestration u Estimated increase of 2.0% in Medicare pricing for hospice prior to resumption of sequestration u Cost per visit increase of 4% to 5% for home health u Cost per patient day increase of 3% to 4% for hospice u Incremental investment of $2 million to $3 million for de novo locations Consolidated u Medicare pricing increases will be affected by phased in resumption of sequestration: 1% in Q2, 2% in Q3 and Q4. u Staffing constraints and elevated costs are expected to continue into 2022 with improvement skewed towards the second half of the year. u Guidance is not inclusive of any costs incurred in 2022 related to the preparations for the planned spin-off of Enhabit Home Health & Hospice including rebranding, professional fees, or personnel additions specifically required for an independent public company.

Encompass Health 25 2022-2026 Growth targets INPATIENT REHABILITATION HOME HEALTH AND HOSPICE 6 to 10 De novos per year 100 to 150 bed additions per year 6% to 8% Discharge CAGR 10%+ Home Health admissions CAGR 10% to 15% Hospice admissions CAGR $50 million to $100 million Acquisitions per year Strong and sustainable business fundamentals Ÿ Strong demographic tailwinds Ÿ Multi-faceted growth strategies Ÿ Highly fragmented post-acute sectors present acquisition and joint venture opportunities. Ÿ Consistent delivery of high-quality, cost-effective, facility-based and home-based care Ÿ Economies related to scale and market density Ÿ Substantial cash flow generation Reconciliations to GAAP provided on pages 44-52

Encompass Health 26 Adjusted free cash flow(7) assumptions Certain cash flow items ($ in millions) 2021 Actuals 2022 Assumptions Cash interest payments (net of amortization of debt discounts and fees) $156.8 $150 to $160 Cash payments for income taxes, net of refunds $129.6 $125 to $140 Working capital and other $104.0 $80 to $100 Maintenance CAPEX $138.8 $200 to $250 Adjusted free cash flow $498.8 $365 to $510 u Increase in cash payments for taxes due to higher book income u Modest increase in working capital due to timing of collections u Increased maintenance CAPEX related to carryover projects from 2021 due to construction supply chain challenges; additional spending for equipment replacement, and improvements to existing hospitals u Cash interest payments expected to be flat due to lower average interest rate in 2021 with the redemption of $200 million of 5.125% Senior Notes due 2023 in Q2 2021 partially offset by increased short term borrowing rates in 2022 Reconciliations to GAAP provided on pages 44-52 Refer to pages 53-54 for end notes.

Encompass Health 27 Uses of free cash flow ($ in millions) 2021 Actuals 2022 Assumptions Growth in core business IRF bed expansions $48.6 $40 to $50 New IRFs - De novos 314.9 320 to 340 - Acquisitions 1.1 opportunistic - Replacement IRFs and other 48.9 10 to 20 Home health and hospice acquisitions* 117.5 50 to 100 $531.0 $420 to $510 Debt reduction Debt redemptions (borrowings), net $2.2 opportunistic Shareholder and other distributions Cash dividends on common stock 112.4 ~$112 Common stock repurchases — opportunistic ~$198 million authorization remaining as of December 31, 2021(9) See the debt schedule on page 34. Refer to pages 53-54 for end notes. Quarterly cash dividend currently set at $0.28 per common share *Includes approximately $16 million related to an acquisition effective on January 1, 2022 that was paid in 2021.

Appendix

Encompass Health | a leading provider of inpatient rehabilitation and home-based care



Modern Healthcare
Best Places to Work 2021™

one of the
2021 *FORTUNE®*
"World's Most Admired Companies"

Portfolio as of 12/31/21
Inpatient rehabilitation hospitals ("IRFs")
Home health locations
Hospice locations
25 Future IRFs**
42 States and Puerto Rico **~43,400 employees**

Inpatient rehabilitation - 12/31/21	
145	IRFs (54 are joint ventures)
35	States and Puerto Rico
~32,500	Employees
24 %	of licensed beds[†]
31 %	of Medicare patients served[†]
Key statistics - trailing 4 quarters	
~197,600	Inpatient discharges
~$4.0	Billion in revenue

95 of EHC's IRFs have an EHC home health location within the service area.*

Largest owner and operator of IRFs

4th Largest provider of Medicare-certified skilled home health services

Home health and hospice - 12/31/21	
251	Home health locations
96	Hospice locations
34	States
~10,900	Employees
Key statistics - trailing 4 quarters	
~200,600	Home health total admissions
~13,100	Hospice admissions
~$1.1	Billion in revenue

* Excluding markets that have home health licensure barriers ** Future IRFs - Previously announced under development as of February 1, 2022
[†] Based on 2019 and 2020 data

Encompass Health 29

Expansion activity

Inpatient Rehabilitation Facilities Under Development	Expected operations date	Joint venture?	# of New Beds 2022	2023	2024
De novo IRFs:					
1 Shiloh, IL	Q1 2022	Yes	40	–	–
2 St. Augustine, FL	Q1 2022		40	–	–
3 Libertyville, IL	Q1 2022		60	–	–
4 Lakeland, FL	Q2 2022		50	–	–
5 Cape Coral, FL	Q2 2022		40	–	–
6 Jacksonville, FL	Q2 2022		50	–	–
7 Moline, IL	Q3 2022	Yes	40	–	–
8 Naples, FL	Q3 2022		50	–	–
9 Grand Forks, ND	Q3 2022	Yes	40	–	–
10 Eau Claire, WI	Q4 2022	Yes	36	–	–
11 Owasso, OK	2023	Yes	–	40	–
12 Clermont, FL	2023		–	50	–
13 Knoxville, TN	2023	Yes	–	73	–
14 Bowie, MD	2023		–	60	–
15 Columbus, GA	2023	Yes	–	40	–
16 Prosper, TX	2023		–	40	–
17 Strongville, OH	2023		–	40	–
18 Fitchburg, WI	2023		–	40	–
19 Louisville, KY	2023	Yes	–	40	–
20 Kissimmee, FL	TBD		–	–	50
21 Fort Mill, SC	TBD		–	–	39
22 Amarillo, TX	TBD		–	–	40
23 Atlanta, GA	TBD	Yes	–	–	40
24 Palm Beach Gardens, FL	TBD		–	–	50
25 Lake Worth, FL	TBD		–	–	50
Bed expansions, net*			~100	~100	~100
			~546	~520	~370

25 IRF development projects announced and underway

2021 expansion activity highlights

- Opened 8 inpatient rehabilitation hospitals
  - 40-bed hospital in San Angelo, TX
  - 50-bed hospital in North Tampa, FL
  - 50-bed hospital in Cumming, GA
  - 40-bed hospital in Greenville, SC
  - 40-bed hospital in Shreveport, LA
  - 40-bed hospital in Waco, TX
  - 40-bed hospital in Pensacola, FL
  - 50-bed hospital in Henry County, GA
- Added 117 beds to existing hospitals
- Announced plans to build 16 inpatient rehabilitation hospitals
- Acquired Frontier Home Health & Hospice
  - 9 home health and 11 hospice locations
  - 3 new states: Alaska, Washington and Montana

Home Health and Hospice Locations	# of Locations
December 31, 2020	323
Acquisitions	22
Opening of new locations	3
Merging of locations	(1)
December 31, 2021	347

*Net bed expansions in each year may change due to the timing of certain regulatory approvals and/or construction delays. For 2022 and 2023, the currently expected range for bed expansions is 100 to 150.

Encompass Health 30

Encompass Health 31 * Overlap markets have an Encompass Health IRF and an Encompass Health home health location within an approximate 30-mile radius, excluding markets that have home health licensure barriers. Overlap markets are open for 12 months before inclusion in the clinical collaboration rate. The Company continues to improve the patient experience and outcomes through integrated care delivery. Inpatient rehabilitation–home health clinical collaboration (all payors) overlap markets* EHC Home Health Non-EHC Home Health Encompass Health IRF discharges to: Overlap Markets* Clinical Collaboration Rate 17.260 u Clinical collaboration objectives: Ÿ Improve patient experience and outcomes Ÿ Reduce total cost of care across a post-acute episode 72 76 81 89 89 95 25.4% 29.5% 34.0% 35.6% 33.2% 31.9% 2016 2017 2018 2019 2020 2021 40,637 42,950 41,858 44,479 51,287 13,800 17,947 21,547 24,560 25,444 57,761 27,017 uThe clinical collaboration rate has decreased primarily due to Medicare Advantage increasing as a percent of the total patient mix and home health staffing constraints in certain overlap markets.

Pre-payment claims denials - inpatient rehabilitation segment

Background

- For several years prior to 2018, under programs designated as "widespread probes," certain Medicare Administrative Contractors ("MACs") conducted pre-payment claim reviews and denied payment for certain diagnosis codes.
- Since 2018, CMS has replaced the "widespread probes" with the Targeted Probe and Educate ("TPE") initiative.*
- Encompass Health appeals most denials.
  - MACs identify medical documentation issues as a leading basis for denials.
  - Encompass Health's investment in clinical information systems and its medical services department has further improved its documentation and reduced technical denials.
- By statute, ALJ decisions are due within 90 days of a request for hearing, but appeals are taking years. HHS has implemented rule changes to address the backlog of appeals, but their effect is uncertain.
- In November 2018, a federal court ordered HHS to reduce the backlog in the following increments: a 19% reduction by the end of FY 2019; a 49% reduction by the end of FY 2020; a 75% reduction by the end of FY 2021; and elimination of the backlog by the end of FY 2022.
- After years of delay in processing appeals, ALJs recently increased the frequency of hearings and the number of claims set at each hearing. Notwithstanding the recent acceleration, Encompass Health still has ~4,000 claims in the backlog.
- Effective March 2020, CMS suspended most Medicare fee-for-service medical reviews during the public health emergency, including TPE and current post-payment reviews, allowing reviews for potential fraud. CMS authorized its contractors to resume reviews as of August 2020.

Encompass Health reserves pre-payment claim denials as a reduction of net operating revenues upon notice from a MAC a claim is under review.

Impact to Income Statement

Period	New Denials	Collections of Previously Denied Claims	Revenue Reserve for New Denials	Update of Reserve for Prior Denials
		(In Millions)		
Q4 2021	$1.4	$(8.1)	$0.4	$–
Q3 2021	(0.5)	(9.7)	–	–
Q2 2021	0.1	(6.3)	–	–
Q1 2021	(0.2)	(5.2)	–	–
Q4 2020	(0.4)	(7.2)	–	4.5
Q3 2020	(0.6)	(6.3)	–	–
Q2 2020	(1.5)	(3.5)	–	–
Q1 2020	4.2	(5.0)	1.3	–
Q4 2019	3.8	(4.6)	1.1	–
Q3 2019	11.3	(6.1)	3.4	–
Q2 2019	3.5	(1.7)	1.1	–
Q1 2019	1.6	(2.5)	0.5	–

Impact to Balance Sheet

	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
		(In Millions)	
Pre-payment claims denials	$ 69.0	$ 122.8	$ 155.3
Recorded reserves	(25.7)	(41.3)	(46.6)
Net accounts receivable from pre-payment claims denials	**$ 43.3**	**$ 81.5**	**$ 108.7**

* For more information regarding TPE, see https://www.cms.gov/Research-Statistics-Data-and-Systems/Monitoring-Programs/Medicare-FFS-Compliance-Programs/Medical-Review/Targeted-Probe-and-EducateTPE.html

Encompass Health 32

Encompass Health 33 * This chart does not include ~$387 of finance lease obligations or ~$50 of other notes payable. See the debt schedule on page 34. Debt maturity profile - face value 2021 2022 2023 2024 2024 2025 2026 2027 2028 2029 2030 2031 $350 Senior Notes 5.75% $100 Senior Notes 5.125% ($ in millions) Revolver capacity $239 Term Loans Callable $800 Senior Notes 4.75% $800 Senior Notes 4.5% Revolver As of December 31, 2021*) $762 Available $200 Drawn + $38 reserved for LCs Callable Callable beginning February 2025Callable beginning February 2023 $400 Senior Notes 4.625% Callable beginning April 2026

Encompass Health 34 Debt schedule Change in December 31, December 31, Debt vs. ($ in millions) 2021 2020 YE 2020 Advances under $1 billion revolving credit facility, November 2024 - LIBOR +150bps $ 200.0 $ — $ 200.0 Term loan facility, November 2024 - LIBOR +150bps 238.5 251.6 (13.1) Bonds Payable: 5.125% Senior Notes due 2023(2) 99.6 298.1 (198.5) 5.75% Senior Notes due 2025 347.0 346.3 0.7 4.50% Senior Notes due 2028 786.8 785.0 1.8 4.75% Senior Notes due 2030 784.7 783.2 1.5 4.625% Senior Notes due 2031 393.7 393.2 0.5 Other notes payable 49.6 39.8 9.8 Finance lease obligations 386.8 391.7 (4.9) Long-term debt $ 3,286.7 $ 3,288.9 $ (2.2) Debt to Adjusted EBITDA 3.2 x 3.8 x Leverage net of cash on balance sheet 3.1 x 3.6 x Reconciliations to GAAP provided on pages 44-52 Refer to pages 53-54 for end notes.

Encompass Health 35 * Includes consolidated inpatient rehabilitation hospitals classified as same store during each period Refer to pages 53-54 for end notes. Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 -10.0 0.0 10.0 20.0 New-store/same-store growth Inpatient Rehabilitation Yuma, AZ (51 beds)(10) Boise, ID (40 beds) Katy, TX (40 beds) North Tampa, FL (50 beds) Cumming, GA (50 beds) Shreveport, LA (40 beds) Waco, TX (40 beds) Greenville, SC (40 beds) Pensacola, FL (40 beds) Henry County, GA (50 beds) Lubbock, TX (40 beds) Discharges Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 New store 1.3% 1.5% 2.4% 2.0% 2.3% 2.1% 1.3% 0.9% 1.0% 1.8% 2.0% 3.6% Same store* (0.2)% 2.2% 3.1% 3.2% 2.4% (12.8)% (2.8)% (3.8)% (2.2)% 16.9% 6.7% 6.0% Total by quarter 1.1% 3.7% 5.5% 5.2% 4.7% (10.7)% (1.5)% (2.9)% (1.2)% 18.7% 8.7% 9.6% Total by year 3.9% (2.6)% 8.7% Same-store year* 1.8% (4.4)% 6.2% Same-store year UDS(11) 1.3% (3.2)% TBD Murrieta, CA (50 beds) Sioux Falls, SD (40 beds) Coralville, IA (40 beds) Beginning in mid-March 2020, volume growth was impacted by COVID-19. Toledo, OH (40 beds) San Angelo, TX (40 beds)

Encompass Health 36 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 -20.0 -10.0 0.0 10.0 20.0 30.0 New-store/same-store growth Home Health Total admissions Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 New store 5.7% 2.5% 13.7% 12.6% 13.1% 10.0% 1.1% 1.3% 0.1% 0.9% 1.8% 2.3% Same store* 6.8% 9.3% 10.2% 6.5% 1.2% (14.1)% (6.8)% (5.3)% (3.8)% 13.8% (2.7)% 2.4% Total by quarter 12.4% 11.9% 23.9% 19.0% 14.3% (4.0)% (5.7)% (4.0)% (3.7)% 14.7% (0.9)% 4.7% Total by year 16.9% (0.1)% 3.3% Same-store year* 8.1% (5.9)% 1.9% u In 2019, the Company acquired or opened 27 home health locations. u In 2020, the Company acquired or opened two home health locations and consolidated one former equity method location(3). u In 2021, the Company acquired 11 home health locations, merged one location and consolidated one former equity method location(1). Acquired Frontier Home Health & Hospice (9 home health locations in 5 states) in June 2021 Acquired Alacare Home Health & Hospice (23 home health locations in Alabama) in July 2019 * Includes consolidated home health agencies classified as same-store during each period Refer to pages 53-54 for end notes. Beginning in mid-March 2020, volume growth was impacted by COVID-19.

Encompass Health 37 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 -10.0 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 * Includes consolidated hospice agencies classified as same-store during each period New-store/same-store growth Hospice Admissions Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 New store 35.5% 15.7% 34.6% 31.1% 30.9% 30.6% 0.5% 0.7% 0.1% 5.3% 11.3% 10.8% Same store* 13.7% 13.6% 5.8% 10.1% (5.3)% 6.7% 15.8% 16.1% 11.4% (1.9)% (14.0)% (14.5)% Total by quarter 49.2% 29.3% 40.4% 41.2% 25.6% 37.3% 16.3% 16.8% 11.5% 3.4% (2.7)% (3.7)% Total by year 39.8% 23.2% 1.8% Same-store year* 12.2% 8.1% (5.3)% u In 2019, the Company acquired or opened 25 hospice locations. u In 2020, the Company opened one hospice location. u In 2021, the Company acquired or opened 14 hospice locations. Acquired Frontier Home Health & Hospice (11 hospice locations in 5 states) in June 2021 Acquired Alacare Home Health & Hospice (23 hospice locations in Alabama) in July 2019

Encompass Health 38 Payment sources (percent of revenues) Inpatient Rehabilitation Segment Home Health and Hospice Segment Consolidated Q4 Q4 Q4 Full Year 2021 2020 2021 2020 2021 2020 2021 2020 Medicare 64.7% 68.3% 81.0% 84.3% 68.1% 72.0% 68.2% 70.5 % Medicare Advantage 14.0% 13.6% 11.2% 9.9% 13.4% 12.7% 14.2% 14.2 % Managed care 12.9% 10.4% 6.3% 4.2% 11.5% 9.0% 10.7% 9.0 % Medicaid 3.9% 3.9% 1.4% 1.4% 3.4% 3.3% 3.5% 3.4 % Other third-party payors 1.2% 1.3% — % — % 0.9% 1.0% 0.9% 0.9 % Workers’ compensation 0.6% 0.6% — % 0.1% 0.5% 0.5% 0.5% 0.5 % Patients 0.5% 0.5% 0.1% — % 0.4% 0.4% 0.4% 0.4 % Other income 2.2% 1.4% — % 0.1% 1.8% 1.1% 1.6% 1.1 % Total 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%

Inpatient rehabilitation operational metrics

	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Full Year 2021	Full Year 2020
					($ in millions)					
Net patient revenue-inpatient	$ 1,015.2	$ 983.7	$ 976.9	$ 942.3	$ 914.9	$ 883.2	$ 808.0	$ 890.0	$ 3,918.1	$ 3,496.1
Net patient revenue-outpatient and other revenues	27.4	27.2	24.7	17.6	18.2	16.2	16.5	19.2	96.9	70.1
Net operating revenues	$ 1,042.6	$ 1,010.9	$ 1,001.6	$ 959.9	$ 933.1	$ 899.4	$ 824.5	$ 909.2	$ 4,015.0	$ 3,566.2
					(actual amounts)					
Discharges[12]	50,977	49,983	49,492	47,187	46,503	45,962	41,682	47,750	197,639	181,897
Net patient revenue per discharge	$ 19,915	$ 19,681	$ 19,739	$ 19,969	$ 19,674	$ 19,216	$ 19,385	$ 18,639	$ 19,825	$ 19,220
Outpatient visits	37,952	38,904	44,020	40,194	48,786	51,968	15,760	69,743	161,070	186,257
Average length of stay	12.8	12.8	12.7	13.0	12.9	13.0	13.2	12.7	12.8	12.9
Occupancy %	71.5 %	70.6 %	71.1 %	71.4 %	68.7 %	68.8 %	64.5 %	71.3 %	70.0 %	67.7 %
# of licensed beds	9,924	9,846	9,701	9,560	9,505	9,437	9,401	9,322	9,924	9,505
Occupied beds	7,096	6,951	6,897	6,826	6,530	6,493	6,064	6,647	6,947	6,435
Full-time equivalents (FTEs)[13]	23,364	23,054	22,535	22,383	22,383	22,147	20,809	22,318	22,834	21,915
Contract labor	516	383	318	221	192	176	116	161	359	161
Total FTE and contract labor	23,880	23,437	22,853	22,604	22,575	22,323	20,925	22,479	23,193	22,076
EPOB[14]	3.37	3.37	3.31	3.31	3.46	3.44	3.45	3.38	3.34	3.43

Encompass Health

Refer to pages 53-54 for end notes.

39

Home health and hospice operational metrics

	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Full Year 2021	Full Year 2020
					($ in millions)					
Net home health revenue	$ 224.0	$ 221.1	$ 232.3	$ 219.9	$ 227.7	$ 223.3	$ 201.8	$ 224.8	$ 897.3	$ 877.6
Net hospice revenue	52.1	52.8	53.8	50.6	53.6	51.2	47.8	48.0	209.3	200.6
Net operating revenues	$ 276.1	$ 273.9	$ 286.1	$ 270.5	$ 281.3	$ 274.5	$ 249.6	$ 272.8	$ 1,106.6	$ 1,078.2
Home Health:					(actual amounts)					
Total admissions[15]	50,817	48,412	50,598	50,799	48,533	48,838	44,124	52,754	200,626	194,249
Episodic admissions[15]	37,908	37,577	39,657	40,215	40,830	40,765	34,841	42,476	155,357	158,912
Total recertifications	32,621	32,942	33,794	31,902	33,497	33,786	31,952	29,463	131,259	128,698
Episodic recertifications	27,273	27,742	28,296	28,083	30,064	29,830	28,328	26,553	111,394	114,775
Episodes	64,242	66,065	67,839	66,435	71,441	68,261	60,154	68,652	264,581	268,508
Average revenue per episode	$ 3,010	$ 2,916	$ 2,968	$ 2,923	$ 2,883	$ 2,910	$ 2,920	$ 2,909	$ 2,954	$ 2,905
Episodic visits per episode	15.1	15.0	15.6	15.8	15.7	16.4	17.4	16.3	15.4	16.4
Total visits	1,219,906	1,213,370	1,297,350	1,239,073	1,281,830	1,300,866	1,250,546	1,306,230	4,969,699	5,139,472
Cost per visit	$ 83	$ 82	$ 76	$ 77	$ 76	$ 75	$ 89	$ 81	$ 79	$ 80
Hospice:										
Admissions[16]	3,223	3,262	3,298	3,330	3,348	3,354	3,190	2,986	13,113	12,878
Patient days	334,011	352,691	351,878	334,400	349,989	346,019	336,507	334,545	1,372,980	1,367,060
Average daily census	3,631	3,834	3,867	3,716	3,804	3,761	3,698	3,676	3,762	$ 3,735
Revenue per day	$ 156	$ 150	$ 153	$ 151	$ 153	$ 148	$ 142	$ 144	$ 152	$ 147

Encompass Health

Refer to pages 53-54 for end notes.

40

Encompass Health 41 Share information Weighted Average for the Period Q4 Full Year (in millions) 2021 2020 2021 2020 2019 Basic shares outstanding 99.0 98.7 99.0 98.6 98.0 Restricted stock awards, dilutive stock options, restricted stock units, and common stock warrants 1.2 1.4 1.2 1.2 1.4 Diluted shares outstanding 100.2 100.1 100.2 99.8 99.4 End of Period Q4 Full Year (in millions) 2021 2020 2021 2020 2019 Basic shares outstanding 99.5 99.4 99.5 99.4 98.6

Segment operating results

($ in millions)	Q4 2021 IRF	Q4 2021 Home Health and Hospice	Q4 2021 Reclasses	Q4 2021 Consolidated	Q4 2020 IRF	Q4 2020 Home Health and Hospice	Q4 2020 Reclasses	Q4 2020 Consolidated
Net operating revenues	$ 1,042.6	$ 276.1	$ —	$ 1,318.7	$ 933.1	$ 281.3	$ —	$ 1,214.4
Operating Expenses:								
Inpatient Rehabilitation:								
Salaries and benefits	(572.4)	—	(188.6)	(761.0)	(495.1)	—	(191.0)	(686.1)
Other operating expenses[a]	(151.1)	—	(22.9)	(174.0)	(140.2)	—	(21.9)	(162.1)
Supplies	(48.1)	—	(6.1)	(54.2)	(44.1)	—	(7.6)	(51.7)
Occupancy costs	(14.5)	—	(5.5)	(20.0)	(15.4)	—	(5.0)	(20.4)
Home Health and Hospice:								
Cost of services (excluding depreciation and amortization)	—	(124.6)	124.6	—	—	(121.9)	121.9	—
Support and overhead costs	—	(98.5)	98.5	—	—	(103.6)	103.6	—
	(786.1)	(223.1)	—	(1,009.2)	(694.8)	(225.5)	—	(920.3)
Other income[b][c]	2.4	—	—	2.4	4.1	—	—	4.1
Equity in net income of nonconsolidated affiliates	1.0	0.1	—	1.1	0.9	0.1	—	1.0
Noncontrolling interests	(23.6)	(0.5)	—	(24.1)	(25.3)	(0.4)	—	(25.7)
Segment Adjusted EBITDA	**$ 236.3**	**$ 52.6**	**$ —**	**288.9**	**$ 218.0**	**$ 55.5**	**$ —**	**273.5**
General and administrative expenses[d][e]				(36.2)				(33.6)
Adjusted EBITDA				**$ 252.7**				**$ 239.9**

In arriving at Adjusted EBITDA, the following were excluded:

	Q4 2021 IRF	Q4 2021 Home Health and Hospice	Q4 2021 Reclasses	Q4 2021 Consolidated	Q4 2020 IRF	Q4 2020 Home Health and Hospice	Q4 2020 Reclasses	Q4 2020 Consolidated
(a) Loss (gain) on disposal or impairment of assets	$ 2.9	$ (0.1)	$ —	$ 2.8	$ 1.0	$ —	$ —	$ 1.0
(b) Change in fair market value of equity securities	$ (0.3)	$ —	$ —	$ (0.3)	$ (0.1)	$ —	$ —	$ (0.1)
(c) Gain on consolidation of former equity method location[1]	$ —	$ (3.2)	$ —	$ (3.2)	$ —	$ —	$ —	$ —
(d) Stock-based compensation	$ —	$ —	$ —	$ 11.1	$ —	$ —	$ —	$ 4.2
(e) Costs associated with the strategic alternatives review	$ —	$ —	$ —	$ 13.3	$ —	$ —	$ —	$ —

Reconciliations to GAAP provided on pages 44-52
Refer to pages 53-54 for end notes.

Encompass Health

42

Segment operating results

($ in millions)	Year Ended December 31, 2021 IRF	Home Health and Hospice	Reclasses	Consolidated	Year Ended December 31, 2020 IRF	Home Health and Hospice	Reclasses	Consolidated
Net operating revenues	$ 4,015.0	$ 1,106.6	$ —	$ 5,121.6	$ 3,566.2	$ 1,078.2	$ —	$ 4,644.4
Operating Expenses:								
Inpatient Rehabilitation:								
Salaries and benefits	(2,127.3)	—	(759.2)	(2,886.5)	(1,903.8)	—	(776.7)	(2,680.5)
Other operating expenses[(a)]	(594.8)	—	(90.0)	(684.8)	(534.7)	—	(88.1)	(622.8)
Supplies	(184.2)	—	(25.1)	(209.3)	(171.0)	—	(29.5)	(200.5)
Occupancy costs	(59.0)	—	(21.2)	(80.2)	(61.4)	—	(19.8)	(81.2)
Home Health and Hospice:								
Cost of services (excluding depreciation and amortization)	—	(489.3)	489.3	—	—	(511.3)	511.3	—
Support and overhead costs[(b)]	—	(406.2)	406.2	—	—	(402.8)	402.8	—
	(2,965.3)	(895.5)	—	(3,860.8)	(2,670.9)	(914.1)	—	(3,585.0)
Other income[(c)(d)]	6.9	1.6	—	8.5	8.0	—	—	8.0
Equity in net income of nonconsolidated affiliates	3.4	0.6	—	4.0	3.0	0.5	—	3.5
Noncontrolling interests	(103.2)	(1.8)	—	(105.0)	(83.3)	(1.3)	—	(84.6)
Segment Adjusted EBITDA	**$ 956.8**	**$ 211.5**	**$ —**	**1,168.3**	**$ 823.0**	**$ 163.3**	**$ —**	**986.3**
General and administrative expenses[(e)(f)(g)]				(140.3)				(126.0)
Adjusted EBITDA				**$ 1,028.0**				**$ 860.3**
In arriving at Adjusted EBITDA, the following were excluded:								
(a) Loss (gain) on disposal or impairment of assets	$ 1.2	$ (0.8)	$ —	$ 0.4	$ 10.4	$ 1.2	$ —	$ 11.6
(b) Payroll taxes on SARs exercise[(5)]	$ —	$ —	$ —	$ —	$ —	$ 1.5	$ —	$ 1.5
(c) Change in fair market value of equity securities	$ (0.6)	$ —	$ —	$ (0.6)	$ (0.4)	$ —	$ —	$ (0.4)
(d) Gain on consolidation of former equity method location[(1)(3)]	$ —	$ (3.2)	$ —	$ (3.2)	$ —	$ (2.2)	$ —	$ (2.2)
(e) Stock-based compensation	$ —	$ —	$ —	$ 32.8	$ —	$ —	$ —	$ 29.5
(f) Costs associated with the strategic alternatives review	$ —	$ —	$ —	$ 22.9	$ —	$ —	$ —	$ —
(g) Costs associated with the Frontier acquisition	$ —	$ —	$ —	$ 1.3	$ —	$ —	$ —	$ —

Encompass Health

Reconciliations to GAAP provided on pages 44-52
Refer to pages 53-54 for end notes.

43

Reconciliation of net income to Adjusted EBITDA[8]

($ in millions, except per share data)	2021 Q1 Total	Q1 Per Share	Q2 Total	Q2 Per Share	Q3 Total	Q3 Per Share	Q4 Total	Q4 Per Share	Full Year Total	Full Year Per Share
Net Income	$ 132.8		$ 142.0		$ 126.7		$ 115.7		$ 517.2	
Loss from disc ops, net of tax, attributable to Encompass Health	—		0.3		0.1		—		0.4	
Net income attributable to noncontrolling interests	(25.5)		(28.7)		(26.7)		(24.1)		(105.0)	
Income from continuing operations attributable to Encompass Health*	107.3	$ 1.07	113.6	$ 1.13	100.1	$ 1.00	91.6	$ 0.91	412.6	$ 4.11
Provision for income tax expense	34.5		39.5		34.1		31.5		139.6	
Interest expense and amortization of debt discounts and fees	42.8		41.8		39.9		40.1		164.6	
Depreciation and amortization	62.5		63.4		64.9		65.8		256.6	
Loss on early extinguishment of debt[2]	—		1.0		—		—		1.0	
(Gain) loss on disposal or impairment of assets	(0.1)		2.9		(5.2)		2.8		0.4	
Stock-based compensation	2.8		12.0		6.9		11.1		32.8	
Costs associated with the strategic alternatives review	0.9		4.1		4.6		13.3		22.9	
Costs associated with the Frontier acquisition	—		1.3		—		—		1.3	
Gain on consolidation of former equity method location[1]	—		—		—		(3.2)		(3.2)	
Change in fair market value of equity securities	0.1		(0.7)		0.3		(0.3)		(0.6)	
Adjusted EBITDA	$ 250.8		$ 278.9		$ 245.6		$ 252.7		$1,028.0	
Weighted average common shares outstanding:										
Basic		99.0		99.0		99.0		99.0		99.0
Diluted		100.2		100.2		100.2		100.2		100.2

Encompass Health

* Per share amounts for each period presented are based on diluted weighted-average shares outstanding.
Refer to pages 53-54 for end notes.

44

Reconciliation of net income to Adjusted EBITDA(8)

($ in millions, except per share data)	Q1 Total	Q1 Per Share	Q2 Total	Q2 Per Share	Q3 Total	Q3 Per Share	Q4 Total	Q4 Per Share	Full Year Total	Full Year Per Share
	2020									
Net Income	$ 108.7		$ 48.3		$ 100.1		$ 111.7		$ 368.8	
Loss (income) from disc ops, net of tax, attributable to Encompass Health	0.1		(0.1)		—		—		—	
Net income attributable to noncontrolling interests	(21.7)		(14.8)		(22.4)		(25.7)		(84.6)	
Income from continuing operations attributable to Encompass Health*	87.1	$ 0.87	33.4	$ 0.34	77.7	$ 0.78	86.0	$ 0.86	284.2	$ 2.85
Government, class action, and related settlements	2.8		—		—		—		2.8	
Provision for income tax expense	27.1		11.8		26.9		38.0		103.8	
Interest expense and amortization of debt discounts and fees	43.2		45.8		49.0		46.2		184.2	
Depreciation and amortization	58.8		60.7		61.2		62.3		243.0	
Loss on early extinguishment of debt(17)	—		—		—		2.3		2.3	
Loss on disposal or impairment of assets	0.1		3.0		7.5		1.0		11.6	
Stock-based compensation	7.1		9.9		8.3		4.2		29.5	
Gain on consolidation of former equity method location(3)	(2.2)		—		—		—		(2.2)	
Change in fair market value of equity securities	2.5		(2.4)		(0.4)		(0.1)		(0.4)	
Payroll taxes on SARs exercise(5)	1.5		—		—		—		1.5	
Adjusted EBITDA	$ 228.0		$ 162.2		$ 230.2		$ 239.9		$ 860.3	
Weighted average common shares outstanding:										
Basic		98.2		98.7		98.7		98.7		98.6
Diluted		99.6		99.9		99.9		100.1		99.8

* Per share amounts for each period presented are based on diluted weighted-average shares outstanding.
Refer to pages 53-54 for end notes.

Encompass Health

45

Encompass Health 46 Net cash provided by operating activities reconciled to Adjusted EBITDA(8) Q4 Full Year ($ in millions) 2021 2020 2021 2020 Net cash provided by operating activities $ 123.8 $ 279.7 $ 715.8 $ 704.7 Interest expense and amortization of debt discounts and fees 40.1 46.2 164.6 184.2 Equity in net income of nonconsolidated affiliates 1.1 1.0 4.0 3.5 Net income attributable to noncontrolling interests in continuing operations (24.1) (25.7) (105.0) (84.6) Amortization of debt-related items (2.0) (2.1) (7.8) (7.2) Distributions from nonconsolidated affiliates (0.2) (1.0) (2.9) (3.8) Current portion of income tax expense (benefit) 8.1 (20.1) 111.8 51.4 Change in assets and liabilities 91.0 (40.4) 118.0 7.3 Cash used in operating activities of discontinued operations (0.1) — 0.5 0.2 Costs associated with the strategic alternatives review 13.3 — 22.9 — Costs associated with the Frontier acquisition — — 1.3 — Payroll taxes on SARs exercise(5) — — — 1.5 Change in fair market value of equity securities (0.3) (0.1) (0.6) (0.4) Other 2.0 2.4 5.4 3.5 Adjusted EBITDA $ 252.7 $ 239.9 $ 1,028.0 $ 860.3 Refer to pages 53-54 for end notes.

Encompass Health 47 Reconciliation of segment Adjusted EBITDA to income from continuing operations before income tax expense Three Months Ended Year Ended December 31, December 31, 2021 2020 2021 2020 ($ in millions) Total segment Adjusted EBITDA $ 288.9 $ 273.5 $ 1,168.3 $ 986.3 General and administrative expenses (60.6) (37.8) (197.3) (155.5) Depreciation and amortization (65.8) (62.3) (256.6) (243.0) Loss on disposal or impairment of assets (2.8) (1.0) (0.4) (11.6) Government, class action, and related settlements(4) — — — (2.8) Loss on early extinguishment of debt(2)(17) — (2.3) (1.0) (2.3) Interest expense and amortization of debt discounts and fees (40.1) (46.2) (164.6) (184.2) Net income attributable to noncontrolling interests 24.1 25.7 105.0 84.6 Change in fair market value of equity securities 0.3 0.1 0.6 0.4 Gain on consolidation of former equity method location(1)(3) 3.2 — 3.2 2.2 Payroll taxes on SARs exercise(5) — — — (1.5) Income from continuing operations before income tax expense $ 147.2 $ 149.7 $ 657.2 $ 472.6 Refer to pages 53-54 for end notes.

Encompass Health 48 Reconciliation of net cash provided by operating activities to adjusted free cash flow(7) Q4 Full Year ($ in millions) 2021 2020 2021 2020 Net cash provided by operating activities $ 123.8 $ 279.7 $ 715.8 $ 704.7 Impact of discontinued operations (0.1) — 0.5 0.2 Net cash provided by operating activities of continuing operations 123.7 279.7 716.3 704.9 Capital expenditures for maintenance (52.9) (47.4) (138.8) (154.9) Distributions paid to noncontrolling interests of consolidated affiliates (25.1) (19.3) (102.9) (72.2) Items not indicative of ongoing operating performance: Cash paid for SARs exercise (inclusive of payroll taxes)(5) — — — 102.1 Transaction costs and related assumed liabilities 16.0 — 24.2 — Adjusted free cash flow $ 61.7 $ 213.0 $ 498.8 $ 579.9 Cash dividends on common stock $ 27.7 $ 27.6 $ 112.4 $ 111.9 Refer to pages 53-54 for end notes.

Adjusted EPS(6) - Q4 2021

	For the Three Months Ended December 31, 2021					
		Adjustments				
	As Reported	Income Tax Adjustments	Costs Associated with the Strategic Alternatives Review	Change in Fair Market Value of Equity Securities	Gain on Consolidation of Former Equity Method Location	As Adjusted
	($ in millions, except per share amounts)					
Adjusted EBITDA	$ 252.7	$ —	$ —	$ —	$ —	$ 252.7
Depreciation and amortization	(65.8)	—	—	—	—	(65.8)
Interest expense and amortization of debt discounts and fees	(40.1)	—	—	—	—	(40.1)
Stock-based compensation	(11.1)	—	—	—	—	(11.1)
Loss on disposal or impairment of assets	(2.8)	—	—	—	—	(2.8)
Costs associated with the strategic alternatives review	(13.3)	—	13.3	—	—	—
Change in fair market value of equity securities	0.3	—	—	(0.3)	—	—
Gain on consolidation of former equity method location[1]	3.2	—	—	—	(3.2)	—
Income from continuing operations before income tax expense	123.1	—	13.3	(0.3)	(3.2)	132.9
Provision for income tax expense	(31.5)	(1.3)	(3.4)	0.1	0.8	(35.3)
Income from continuing operations attributable to Encompass Health	$ 91.6	$ (1.3)	$ 9.9	$ (0.2)	$ (2.4)	$ 97.6
Diluted earnings per share from continuing operations*	$ 0.91	$ (0.01)	$ 0.10	$ —	$ (0.02)	$ 0.97
Diluted shares used in calculation	100.2					

* Adjusted EPS may not sum across due to rounding.
Refer to pages 53-54 for end notes.

Encompass Health

49

Encompass Health 50 For the Three Months Ended December 31, 2020 Adjustments As Reported Loss on Early Exting. of Debt Income Tax Adjustments Change in Fair Market Value of Equity Securities As Adjusted ($ in millions, except per share amounts) Adjusted EBITDA $ 239.9 $ — $ — $ — $ 239.9 Depreciation and amortization (62.3) — — — (62.3) Loss on early extinguishment of debt(17) (2.3) 2.3 — — — Interest expense and amortization of debt discounts and fees (46.2) — — — (46.2) Stock-based compensation (4.2) — — — (4.2) Loss on disposal or impairment of assets (1.0) — — — (1.0) Change in fair market value of equity securities 0.1 — — (0.1) — Income from continuing operations before income tax expense 124.0 2.3 — (0.1) 126.2 Provision for income tax expense (38.0) (0.6) 5.6 — (33.0) Income from continuing operations attributable to Encompass Health $ 86.0 $ 1.7 $ 5.6 $ (0.1) $ 93.2 Diluted earnings per share from continuing operations* $ 0.86 $ 0.02 $ 0.06 $ — $ 0.93 Diluted shares used in calculation 100.1 Adjusted EPS(6) - Q4 2020 * Adjusted EPS may not sum across due to rounding. Refer to pages 53-54 for end notes.

Adjusted EPS(6) - 2021

	For the Year Ended December 31, 2021							
		Adjustments						
	As Reported	Loss on Early Exting. of Debt	Income Tax Adjustments	Costs Associated with the Strategic Alternatives Review	Costs Associated with the Frontier Acquisition	Change in Fair Market Value of Equity Securities	Gain on Consolidation of Former Equity Method Location(1)	As Adjusted
	($ in millions, except per share amounts)							
Adjusted EBITDA	$ 1,028.0	$ —	$ —	$ —	$ —	$ —	$ —	$ 1,028.0
Depreciation and amortization	(256.6)	—	—	—	—	—	—	(256.6)
Loss on early extinguishment of debt(2)	(1.0)	1.0	—	—	—	—	—	—
Interest expense and amortization of debt discounts and fees	(164.6)	—	—	—	—	—	—	(164.6)
Stock-based compensation	(32.8)	—	—	—	—	—	—	(32.8)
Loss on disposal or impairment of assets	(0.4)	—	—	—	—	—	—	(0.4)
Costs associated with the strategic alternatives review	(22.9)	—	—	22.9	—	—	—	—
Costs associated with the Frontier acquisition	(1.3)	—	—	—	1.3	—	—	—
Change in fair market value of equity securities	0.6	—	—	—	—	(0.6)	—	—
Gain on consolidation of former equity method location(1)	3.2	—	—	—	—	—	(3.2)	—
Income from continuing operations before income tax expense	$ 552.2	1.0	—	22.9	1.3	(0.6)	(3.2)	573.6
Provision for income tax expense	(139.6)	(0.3)	(4.9)	(5.9)	(0.3)	0.2	0.8	(150.0)
Income from continuing operations attributable to Encompass Health	$ 412.6	$ 0.7	$ (4.9)	$ 17.0	$ 1.0	$ (0.4)	$ (2.4)	$ 423.6
Diluted earnings per share from continuing operations*	$ 4.11	$ 0.01	$ (0.05)	$ 0.17	$ 0.01	$ —	$ (0.02)	$ 4.23
Diluted shares used in calculation	100.2							

* Adjusted EPS may not sum across due to rounding.
Refer to pages 53-54 for end notes.

Encompass Health

51

Adjusted EPS[6] - 2020

	For the Year Ended December 31, 2020							
		Adjustments						
	As Reported	Gov't, Class Action, & Related Settlements	Loss on Early Exting. of Debt	Income Tax Adjustments	Change in Fair Market Value of Equity Securities	Gain on Consolidation of Former Equity Method Location[3]	Payroll Taxes on SARs Exercise	As Adjusted
	($ in millions, except per share amounts)							
Adjusted EBITDA	$ 860.3	$ —	$ —	$ —	$ —	$ —	$ —	$ 860.3
Depreciation and amortization	(243.0)	—	—	—	—	—	—	(243.0)
Government, class action, and related settlements[4]	(2.8)	2.8	—	—	—	—	—	—
Loss on early extinguishment of debt[17]	(2.3)	—	2.3	—	—	—	—	—
Interest expense and amortization of debt discounts and fees	(184.2)	—	—	—	—	—	—	(184.2)
Stock-based compensation	(29.5)	—	—	—	—	—	—	(29.5)
Loss on disposal or impairments of assets	(11.6)	—	—	—	—	—	—	(11.6)
Change in fair market value of equity securities	0.4	—	—	—	(0.4)	—	—	—
Gain on consolidation of former equity method location[3]	2.2	—	—	—	—	(2.2)	—	—
Payroll taxes on SARs exercise[5]	(1.5)	—	—	—	—	—	1.5	—
Income from continuing operations before income tax expense	388.0	2.8	2.3	—	(0.4)	(2.2)	1.5	392.0
Provision for income tax expense	(103.8)	(0.7)	(0.6)	1.0	0.1	0.6	(0.4)	(103.8)
Income from continuing operations attributable to Encompass Health	$ 284.2	$ 2.1	$ 1.7	$ 1.0	$ (0.3)	$ (1.6)	$ 1.1	$ 288.2
Diluted earnings per share from continuing operations*	$ 2.85	$ 0.02	$ 0.02	$ 0.01	$ —	$ (0.02)	$ 0.01	$ 2.89
Diluted shares used in calculation	99.8							

* Adjusted EPS may not sum across due to rounding.
Refer to pages 53-54 for end notes.

Encompass Health

52

Encompass Health 53 End notes (1) As a result of an amendment to the joint venture agreement related to our home health location in Boynton Beach, Florida, the accounting for this agency changed from the equity method of accounting to a consolidated entity effective December 1, 2021. We accounted for this change in control as a business combination and consolidated this entity using the acquisition method. As a result of our consolidation of this agency and the remeasurement of our previously held equity interest at fair value, we recorded a $3.2 million gain as part of other income in the fourth quarter of 2021. (2) In the second quarter of 2021, the Company redeemed a total of $200 million of 5.125% Senior Notes due 2023 ($100 million in April and $100 million in June). The redemptions were completed at 100% of par using cash on hand and drawings under the Company’s revolving credit facility. As a result of the redemptions, the Company recorded a $1.0 million loss on early extinguishment of debt in the second quarter of 2021. (3) As a result of an amendment to the joint venture agreement related to our home health location in Treasure Coast, Florida, the accounting for this agency changed from the equity method of accounting to a consolidated entity effective January 1, 2020. We accounted for this change in control as a business combination and consolidated this entity using the acquisition method. As a result of our consolidation of this agency and the remeasurement of our previously held equity interest at fair value, we recorded a $2.2 million gain as part of other income in the first quarter of 2020. (4) As previously disclosed, from 2013 to 2019, the Company cooperated with an investigation of alleged improper or fraudulent Medicare and Medicaid claims. The investigation, under the direction of DOJ, produced no evidence of fraud, falsity or wrongdoing. However, based on discussions with DOJ, and having considered the burdens and distractions associated with continuing the investigation and the likely costs of future litigation, the Company estimated a settlement value of $48 million and accrued a loss contingency in that amount in the fourth quarter of 2018. Following further discussions, the Company entered into an agreement effective as of June 21, 2019 to settle all claims related to the DOJ investigation, together with related qui tam or “whistleblower” lawsuits, for cash payments totaling $48 million. (5) In connection with the 2014 acquisition of Encompass Home Health and Hospice, the Company granted stock appreciation rights (“SARs”) based on the fair value of the common stock of Home Health Holdings to certain members of that management team. Half of the SARs vested on Jan. 1, 2019, and the other half vested on Jan. 1, 2020. The fair value of the SARs was determined using the product of Home Health Holdings’ EBITDA for the trailing 12-month period and a median market price multiple based on a basket of public home health companies and recent transactions, less the current balance of any intracompany note to the parent. In Q1 2019 and Q3 2019, holders exercised vested SARs for cash proceeds of approximately $13 million and approximately $55 million, respectively. In Q1 2020, holders exercised the remaining SARs for cash proceeds of approximately $101 million. (6) The Company is providing adjusted earnings per share from continuing operations attributable to Encompass Health (“adjusted earnings per share”), which is a non- GAAP measure. The Company believes the presentation of adjusted earnings per share provides useful additional information to investors because it provides better comparability of ongoing operating performance to prior periods given that it excludes the impact of government, class action, and related settlements, professional fees - accounting, tax, and legal, mark-to-market adjustments for stock appreciation rights, gains or losses related to hedging and equity instruments, loss on early extinguishment of debt, adjustments to its income tax provision (such as valuation allowance adjustments, settlements of income tax claims and windfall tax benefits), items related to corporate and facility restructurings, and certain other items deemed to be non-indicative of ongoing operating performance. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company's ongoing operating performance. Accordingly, they can complicate comparisons of the Company's results of operations across periods and comparisons of the Company's results to those of other healthcare companies. Adjusted earnings per share should not be considered as a measure of financial performance under generally accepted accounting principles in the United States as the items excluded from it are significant components in understanding and assessing financial performance. Because adjusted earnings per share is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies.* (7) Definition of adjusted free cash flow, which is a non-GAAP measure, is net cash provided by operating activities of continuing operations minus capital expenditures for maintenance, dividends paid on preferred stock, distributions to noncontrolling interests, and certain other items deemed to be non-indicative of ongoing operating performance. Common stock dividends are not included in the calculation of adjusted free cash flow. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. (8) Adjusted EBITDA is a non-GAAP financial measure. The Company’s leverage ratio (total consolidated debt to Adjusted EBITDA for the trailing four quarters) is, likewise, a non-GAAP measure. Management and some members of the investment community utilize Adjusted EBITDA as a financial measure and the leverage ratio as a liquidity measure on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating Adjusted EBITDA, the reader should be aware that in the future the Company may incur expenses similar to the adjustments set forth. * Reconciliations to GAAP provided on pages 44-52.

Encompass Health 54 End notes, continued (9) On Oct. 28, 2013, the Company announced its board of directors authorized the repurchase of up to $200 million of its common stock. On Feb. 14, 2014, the Company's board approved an increase in this common stock repurchase authorization from $200 million to $250 million. As of June 30, 2018, the remaining repurchase authorization was approximately $58 million. On July 24, 2018, the Company's board approved resetting the aggregate common stock repurchase authorization to $250 million. As of December 31, 2021, the remaining repurchase authorization was approximately $198 million. (10) As a result of negotiations with our partner to amend the joint venture agreement related to Yuma Rehabilitation Hospital, the accounting for this hospital changed from the equity method of accounting to a consolidated entity effective July 1, 2019. We accounted for this change in control as a business combination and consolidated this entity using the acquisition method. As a result of our consolidation of this hospital and the remeasurement of our previously held equity interest at fair value, we recorded a $19.2 million gain as part of other income in the third quarter of 2019. (11) Data provided by Uniform Data System for Medical Rehabilitation, a division of UB Foundation Activities, Inc., a data gathering and analysis organization for the rehabilitation industry; represents ~80% of industry, including Encompass Health inpatient rehabilitation sites (12) Represents discharges from 145 consolidated hospitals in Q4 2021; 144 consolidated hospitals in Q3 2021; 140 consolidated hospitals in Q2 2021; 138 consolidated hospitals in Q1 2021; 137 consolidated hospitals in Q4 2020; 136 consolidated hospitals in Q3 and Q2 2020; and 134 consolidated hospitals in Q1 2020. (13) Full-time equivalents included in the table represent Encompass Health employees who participate in or support the operations of our hospitals and include an estimate of full-time equivalents related to contract labor. (14) Employees per occupied bed, or “EPOB,” is calculated by dividing the number of full-time equivalents, including an estimate of full-time equivalents from the utilization of contract labor, by the number of occupied beds during each period. The number of occupied beds is determined by multiplying the number of licensed beds by the Company’s occupancy percentage. (15) Represents home health admissions from 251 consolidated locations in Q4 2021; 248 consolidated locations in Q3 2021 and Q2 2021; 240 consolidated locations in Q1 2021 and Q4 2020; 241 consolidated locations in Q3 2020; 244 consolidated locations in Q2 and Q1 2020. (16) Represents hospice admissions from 96 locations in Q4 2021; 95 locations in Q3 2021; 94 locations in Q2 2021; 82 locations in Q1 2021 and Q4 2020; 83 locations in Q3, Q2 and Q1 2020. (17) In October 2020, the Company issued $400 million of 4.625% Senior Notes due 2031. The proceeds plus approximately $300 million of cash on hand were used to fully redeem $700 million of 5.75% Senior Notes due 2024 at par on November 1, 2020. As a result of this redemption, the Company recorded an approximate $2 million loss on early extinguishment of debt in the fourth quarter of 2020.